Exhibit 99.1

Advanced Thermoelectric Solutions

NEWS RELEASE for April 29, 2009 at 6:00 AM EDT

Contact:	Allen & Caron Inc Jill Bertotti (investors) jill@allencaron.com Len Hall (media) len@allencaron.com (949) 474-4300

AMERIGON REPORTS 2009 FIRST QUARTER RESULTS

NORTHVILLE, MI (April 29, 2009) . . . Amerigon Incorporated (NASDAQ: ARGN), a leader in developing and marketing products based on advanced thermoelectric (TE) technologies, today announced results for the first quarter ended March 31, 2009.

Product revenues in this year’s first quarter were $10.2 million, compared with product revenues of $17.4 million in the prior year period. Lower sales of the Company’s Climate Control Seat® (CCS®) system resulting from lower volumes on existing vehicles were partially offset by higher sales from new model introductions. The lower product revenues on existing programs were due to a significant decline in the overall automotive market.

Automotive production and sales volumes, impacted by slowing worldwide economic activity and decreasing availability of consumer credit, were significantly lower during this year’s first quarter compared with the year-earlier period. In North America, one of the Company’s most important markets, the Seasonally Adjusted Annual Rate (“SAAR”) for vehicle sales decreased 38 percent to 9.5 million from 15.2 million during the first quarter of 2008. Vehicle production levels have been reduced accordingly. Additionally, during this year’s first quarter, Amerigon experienced a decline in product revenues as its customers reduced their purchases of CCS components from the Company in order to reduce their inventory. As a result, Amerigon’s product revenue volume reflected lower selling rates than the current production levels on several vehicle programs.

President and Chief Executive Officer Daniel R. Coker said the popularity of the CCS system remains strong as demonstrated by the new vehicle line introductions and the continued strength of the take rates, despite the depressed economy and the automotive market in particular.

“We continue to increase market penetration with the addition of five vehicle lines already this year that will offer our CCS technology,” Coker said. “While the lack of credit to finance the purchase or lease of new vehicles has led to a shortage of customers, we still see very good take rates for our seat system. When people do buy a new car, they tend to look for value enhancing features like our CCS system. Our type of feature continues to be extremely popular on the high-end vehicles, but it is very encouraging that our seat system is also increasingly being requested by fuel-conscious customers purchasing mid-range vehicles. That gives us confidence that when the economy and the automobile industry stabilize, our revenues will return to their previous patterns of growth.”

Gross margin as a percentage of revenue for the first quarter of 2009 was 24 percent compared with 32 percent for the first quarter of 2008. The year-over-year decrease is primarily attributable to higher raw material costs, an unfavorable change in the mix of products sold and lower coverage of fixed costs at the lower volume levels. The Company continues to focus on reducing costs and, as part of that ongoing program, it is investing research and development (R&D) resources to offset material and other costs increases.

For the first quarter of this year, the net loss was $936,000, or $0.04 loss per share, compared with net income of $1.4 million, or $0.06 per share for the first quarter of last year. During the quarter, Amerigon recorded an income tax benefit of $467,000 compared with an income tax expense of $820,000 in the prior year period.

Results for the 2009 first quarter included year-over-year increases in R&D expenses of $156,000 due to increased research activities associated with the Company’s advanced TE program partially offset by lower costs to support a smaller number of new vehicle programs to be launched during 2009 compared with 2008. The higher research and development expenses are focused on further advancing and commercializing new more efficient TED material.

The Company’s balance sheet as of March 31, 2009 remained strong with total cash and cash equivalents of $25.2 million, total assets of $53.7 million and shareholders’ equity of $45.1 million.

During the first quarter of 2009, the Company borrowed $1.3 million from its revolving credit line which proceeds supported its cash position. This election to draw under the revolving credit line reflects the Company’s interest in ensuring the reliability of the available credit in light of the current credit market climate. Amerigon intends to repay the outstanding loans during the second quarter of 2009 from its current cash reserves.

Coker added, “In addition to increasing the penetration of our seat systems, we remain dedicated to introducing new applications for our proprietary thermoelectric technology, and BSST is making excellent progress on a number of fronts. In addition to the programs we already have under development, we announced during the quarter that we will expand our presence in the automotive market with a heated and cooled cupholder that is expected to be launched in the fall of 2010.”

Other potential applications that could benefit from innovative thermoelectric systems include a variety of other automotive applications, stationary temperature management, medical and electronics cooling, aerospace and defense, individual comfort, waste heat harvesting and primary power generation.

“For example,” Coker said, “we recently completed the testing phase of an electronics cooling application and have shipped small quantities of production units for field installation.”

Unit shipments of CCS systems for the first quarter of this year were 143,000 compared with 253,000 units for the prior year period. New vehicles equipped with CCS and launched since the end of last year’s first quarter included the Nissan Maxima, Ford F150 Pickup, Chevrolet Suburban, Chevrolet Tahoe, Chevrolet Avalanche, GMC Yukon, GMC Yukon XL, GMC Yukon Denali and the GMC Sierra Pickup. Two programs launched during 2008 had higher revenue in 2009 due to the impact of full quarter shipments: the Lincoln MKS and Infiniti FX.

Guidance

Due to the most recent news in the marketplace with respect to customer production levels, the Company expects revenues to be relatively flat for the 2009 second quarter compared with the 2009 first quarter. The current uncertainty in the global automotive market and the resulting lack of visibility make it virtually impossible for Amerigon to provide meaningful full-year financial guidance for 2009.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM Eastern Time to review the financial results for the first quarter ended March 31, 2009. The dial-in number for the call is 1-877-941-2332. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon (NASDAQ: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat® (CCS®) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Southern California, Detroit, Japan, Germany, England and Korea.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-Q for the period ended March 31, 2009, and its Form 10-K for the year ended December 31, 2008.

TABLES FOLLOW

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Product revenues	$10,170	$17,360
Cost of sales	7,752	11,801

Gross margin	2,418	5,559
Operating expenses:
Research and development	2,419	2,399
Research and development reimbursements	(673)	(809)

Net research and development expenses	1,746	1,590
Selling, general and administrative	2,149	2,127

Total operating expenses	3,895	3,717

Operating income	(1,477)	1,842
Interest income	22	297
Other income	52	52

Earnings before income tax	(1,403)	2,191
Income tax expense (benefit)	(467)	820

Net income	$(936)	$1,371

Basic earnings per share	$(0.04)	$0.06

Diluted earnings per share	$(0.04)	$0.06

Weighted average number of shares – basic	21,232	22,004

Weighted average number of shares – diluted	21,232	22,784

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2009	December 31, 2008
	(unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$25,185	$25,303
Accounts receivable, less allowance of $244 and $318, respectively	8,678	8,292
Inventory:
Raw materials	337	189
Finished goods	3,060	2,452

Inventory	3,397	2,641
Deferred income tax assets	744	986
Prepaid expenses and other assets	94	417

Total current assets	38,098	37,639
Property and equipment, net	4,100	4,274
Patent costs, net of accumulated amortization of $345 and $298, respectively	3,300	3,156
Deferred income tax assets	8,049	7,334
Other non-current assets	196	196

Total assets	$53,743	$52,599

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Revolving Credit Line	$1,300	$—
Accounts payable	4,358	3,872
Accrued liabilities	2,356	3,096
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	8,214	7,168
Pension Benefit Obligation	189	142
Deferred manufacturing agreement – long-term portion	200	250

Total liabilities	8,603	7,560

Shareholders’ equity:
Common Stock:
No par value; 30,000,000 shares authorized, 21,378,492 and 21,205,492 issued and outstanding at March 31, 2009 and December 31, 2008, respectively	61,529	60,727
Paid-in capital	22,994	22,720
Accumulated other comprehensive income – foreign currency	58	97
Accumulated deficit	(39,441)	(38,505)

Total shareholders’ equity	45,140	45,039

Total liabilities and shareholders’ equity	$53,743	$52,599

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AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Operating Activities:
Net income	$(936)	$1,371
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	370	307
Deferred tax provision	(472)	748
Stock option compensation	274	217
Defined benefit plan expense	47	—
Changes in operating assets and liabilities:
Accounts receivable	(385)	(1,094)
Inventory	(757)	(951)
Prepaid expenses and other assets	323	(141)
Accounts payable	485	1,159
Accrued liabilities	(467)	(777)

Net cash provided by operating activities	(1,518)	839

Investing Activities:
Purchases of investments	–	(3,100)
Sales and maturities of investments	–	3,850
Purchase of property and equipment	(198)	(874)
Patent costs	(191)	(153)

Net cash provided by (used in) investing activities	(389)	(277)

Financing Activities:
Revolving Credit Line borrowings	1,300	—
Proceeds from the exercise of Common Stock options	529	820

Net cash provided by financing activities	1,829	820

Foreign currency effect	(40)	11

Net increase (decrease) in cash and cash equivalents	(118)	1,393
Cash and cash equivalents at beginning of period	25,303	1,170

Cash and cash equivalents at end of period	$25,185	$2,563

Supplemental disclosure of cash flow information:
Cash paid for taxes	$298	$111

Supplemental disclosure of non-cash transactions:
Issuance of Common Stock under the 2006 Equity Incentive Plan	$273	$298

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